GENESCO INC.

AMENDED AND RESTATED
EVA INCENTIVE COMPENSATION PLAN

1.    Purpose.

The purposes of the Genesco Inc. EVA Incentive Compensation Plan (“the Plan”) are to motivate and reward excellence and teamwork in achieving maximum improvement in shareholder value; to provide attractive and competitive total cash compensation opportunities for exceptional corporate and business unit performance; to reinforce the communication and achievement of the mission, objectives and goals of the Company; to motivate managers to think strategically (long term) as well as tactically (short term); and to enhance the Company’s ability to attract, retain and motivate the highest caliber management team. The purposes of the Plan shall be carried out by payment to eligible participants of annual incentive cash awards, subject to the terms and conditions of the Plan and the discretion of the Compensation Committee of the board of directors of the Company.

2.    Authorization.

On February 24, 2004, the Compensation Committee approved the Plan. On April 26, 2005, February 20, 2007, August 22, 2007, February 23, 2010, April 26, 2011, and April 24, 2012, the Committee amended the Plan.

3.    Selection of Participants.

Participants shall be selected annually by the Chief Executive Officer from among eligible employees of the Company who serve in operational, administrative, professional or technical capacities. The participation and target bonus amounts of Company officers and the Management Committee shall be approved by the Compensation Committee with the advice of the Chief Executive Officer. The Chief Executive Officer shall not be eligible to participate in the Plan.

The Chief Executive Officer shall annually assign participants to a Business Unit. For participants whose Business Unit consists of more than one profit center, the Chief Executive Officer shall determine in advance the relative weight to be given to the performance of each profit center in the calculation of awards. If a participant is transferred to a different business unit during the Plan Year he or she shall be eligible to receive a bonus for each of the Business Units to which the participant was assigned during the Plan Year, prorated for the amount of time worked in each assignment, unless the Chief Executive Officer determines that a different proration is warranted in the circumstances.

In the event of another significant change in the responsibilities and duties of a participant during a Plan Year, the Chief Executive Officer shall have the authority, in his sole discretion, to terminate the participant’s participation in the Plan, if such change results in diminished responsibilities, or to make such changes as he deems appropriate in (i) the target award the participant is eligible to earn, (ii) the participant’s applicable goal(s) and (iii) the period during which the participant’s applicable award applies.

4.    Participants Added During Plan Year.

A person selected for participation in the Plan after the beginning of a Plan Year will be eligible to earn a prorated portion of the award the participant might have otherwise earned for a full year’s service under the Plan during that Plan Year, provided the participant is actively employed as a participant under the Plan for at least 120 days during the Plan Year. The amount of the award (positive or negative), if any, earned by such participant for such Plan Year shall be determined by dividing the award the participant would have received for a full year’s service under the Plan by twelve, and multiplying the quotient by the number of full months of the Plan Year during which the employee participated in the Plan.

5.    Disqualification for Unsatisfactory Performance.

Any participant whose performance is found to be unsatisfactory or who shall have violated in any material respect the Company’s Policy on Legal Compliance and Ethical Business Practices shall not be eligible to receive an award under the Plan in the current Plan Year. The participant shall be eligible to be considered by the Chief Executive Officer for reinstatement to the Plan in subsequent Plan Years. Any determination of unsatisfactory performance or of violation of the Company’s Policy on Legal Compliance and Ethical Business Practices shall be made by the Chief Executive Officer. Participants who are found ineligible for participation in a Plan Year due to unsatisfactory performance will be so notified in writing prior to October 31 of the Plan Year.

6.    Eligibility; Partial Year; Termination of Employment.

Subject to the express exceptions set forth in this Section 6, only participants who are full‑time, active employees on the last day of a Plan Year and who have been full‑time, active employees for at least 120 days during the Plan Year shall be eligible for an award with respect to that Plan Year.

A.
Death or Retirement. A participant (or, as applicable, the estate of a deceased participant) who was an active, full‑time employee for at least 120 days during the Plan Year and who has retired pursuant to the Company’s retirement policy or died while employed by the Company during the Plan Year shall receive an award in an amount determined by dividing the amount of the award such participant would have received for a full year’s service under the Plan by twelve and multiplying the quotient by the number of full months of the Plan

Year during which the participant was classified in the Company’s payroll system as an active, full‑time employee.

B.
Leave. A participant who has been an active, full‑time employee for at least 120 days during the Plan Year and who is on approved medical leave or other leave provided pursuant to applicable law, including the Family and Medical Leave Act (“Qualified Leave”), on the last day of the Plan Year, or who is an active, full‑time employee on the last day of the Plan Year but has taken Qualified Leave during the Plan Year, shall receive an award in an amount determined by dividing the amount of the award such participant would have received for a full‑year’s service under the Plan by twelve and multiplying the quotient by the number of full months of the Plan Year during which such participant was an active, full‑time employee plus the first twelve weeks of Qualified Leave taken by such participant during the Plan Year.

A participant who has been an active, full‑time employee for at least 120 days during the Plan Year and is an active, full‑time employee on the last day of the Plan Year, but who has been on unpaid leave other than Qualified Leave during the Plan Year shall receive an award in an amount determined by dividing the amount of the award such participant would have received for a full year of service under the Plan by twelve and multiplying the quotient by the number of full months of the Plan Year during which such participant was an active, full‑time employee.

7.    Economic Value Added (“EVA”) Calculation

EVA for a Business Unit or the entire Company, as applicable, shall be the result of a Business Unit’s or the Company’s net operating profit after taxes less a charge for capital employed by that Business Unit or the Company. The Company will track the change in EVA by Business Unit over each Plan Year for the purpose of determining bonus as further described below.

8.    Business Acquisitions During the Plan Year.

The provisions of this Section 8 shall apply to any transaction in the nature of a business acquisition by the Company (including a purchase of a majority of the outstanding equity of an entity, asset purchases comprising a line of business, mergers, share exchanges, and other such transactions regardless of form) approved by the board of directors of the Company (an “Acquisition”). Expenses incurred in connection with the Acquisition, including but not limited to legal and other professional fees, due diligence expenses, investment banker fees, commissions and expenses, travel expenses related solely to the acquisition, and other similar costs, to the extent that they otherwise reduce NOPAT for any Business Unit for the Plan Year in which they are incurred, shall be added back to NOPAT, and the amount added back shall be treated as assets for purposes of calculating NOPAT for each such Business Unit. Operating results and assets of the business acquired in the Acquisition shall be excluded in the calculation of NOPAT under this Plan for the balance of the Plan Year in which the Acquisition occurs (the “Short Year”). Not later than the end of the first quarter of the Short Year, the compensation committee may adopt a separate, supplemental plan providing incentives related to the performance of the business acquired in the Acquisition and its integration and specifying appropriate performance measures for such incentives. Any such supplemental plan is intended to be separate from this Plan and shall be structured so that awards thereunder will qualify as performance‑based compensation under Section 162(m) of the Internal Revenue Code.

9.    Amount of Awards.

Participants are eligible to earn cash awards based on (i) change in EVA for a Business Unit and (ii) achievement of individual Performance Plan Goals to be approved by the Chief Executive Officer prior to March 31 of each Plan Year. Prior to the beginning of each Plan Year, the Chief Executive Officer will establish for each Business Unit and for the Company as a whole target levels of expected changes in EVA for each Business Unit and for the Company for such Plan Year and a range of multiples to be applied to the participant’s target bonus based on actual performance for the Plan Year. The multiple related to Business Unit performance is referred to as the “Business Unit Multiple.” If a participant’s Business Unit is comprised of more than one profit center, the Chief Executive Officer shall determine the relative weight to be assigned to each profit center’s Business Unit Multiple. The Business Unit Multiple for such participant shall be the weighted average of the Business Unit Multiples for each profit center comprising the participant’s Business Unit. The multiple related to the performance of the Company as a whole is referred to as the “Corporate Multiple.” The Corporate Multiple and Business Unit Multiples may be positive or negative and may consist of whole numbers or fractions. Not later than March 31 the Plan Year, the participant and the participant’s supervisor shall agree on a set of strategic performance objectives for the participant for the Plan Year (the “Performance Plan Goals”).

The “Declared Bonus” shall be determined as follows:

For participants who are Business Unit Presidents, the Declared Bonus shall equal the sum of (A) the Business Unit Multiple times 60% the participant’s target bonus plus (B) the Corporate Multiple times 15% of the participant’s target bonus plus (C) the percentage of the participant’s achievement of his or her Performance Plan Goals determined by the participant’s supervisor (the “Performance Plan Percentage”) times one-quarter of the participant’s target bonus times the Business Unit Multiple; provided, however that if the Business Unit Multiple is a negative number, the Performance Plan Percentage shall be 100%.

For other Business Unit participants, the Declared Bonus shall equal the sum of (A) the Business Unit Multiple times 75% of the participant’s target bonus plus (B) the Business Unit Multiple times 25% of the participant’s target bonus times the Performance Plan Percentage; provided, however that if the Business Unit Multiple is a negative number, the Performance Plan Percentage shall be 100%.

For the Corporate Staff participants, the Declared Bonus shall equal the sum of (A) the Corporate Multiple times 75% of the participant’s target bonus plus (B) the Corporate Multiple times 25% of the participant’s target bonus times the Performance Plan Percentage; provided that, if the Corporate Multiple is a negative number, the Performance Plan Percentage shall be 100%.

For participants who have a positive or zero Bonus Bank (as defined below) balance, the bonus payout at the end of the Plan Year shall be equal to the sum of: (i) the Declared Bonus, up to three times the participant’s target bonus for the Plan Year plus (ii) one‑third of the participant’s Declared Bonus in excess of three times the target bonus. For participants with a negative Bonus Bank balance who earn a positive Declared Bonus, an amount equal to 50% of the Declared Bonus (disregarding, for purposes of the calculation in this sentence, any reduction in the Declared Bonus by reason of the participant’s achievement of a Performance Plan Percentage less than 100%) in excess of two times the target bonus will be credited to the negative Bonus Bank and, of the balance, up to 3 times the target bonus plus one‑third of the Declared Bonus in excess of three times the target bonus shall be paid out. Any of the Declared Bonus remaining after the application of the previous sentence shall be retained as a separate account balance (the “Separate Account”). The Separate Account established for any Plan Year shall be paid out in three equal annual installments beginning the year following the current Plan Year, except that any positive Separate Account balance that exists from prior Plan Years and has not been so paid out will be fully netted against any negative award with respect to a subsequent Plan Year.

A “Bonus Bank” shall be established for each participant each year and shall consist of: (i) the participant’s positive Declared Bonus not distributed because of payout limitations or (ii) the participant’s negative Declared Bonus, as applicable. The positive Bonus Bank established for each Plan Year shall be paid out in three equal annual installments beginning the year following the current Plan Year except that positive bank balances that exist from prior years will be fully netted against a negative award in the year the negative award is realized. The negative Bonus Bank established for any Plan Year shall be eliminated to the extent not repaid pursuant to the preceding paragraph at the end of three years following the Plan Year with respect to which it arose.

Subject to the provisions of Section 9 hereof, any positive balance in the Bonus Bank and the Separate Account shall be payable without interest promptly upon the Company’s termination of the participant’s employment without “Cause,” or upon the participant’s death. “Cause” for termination for purposes of this Plan means any act of dishonesty involving the Company, any violation of the Policy on Legal Compliance and Ethical Business Practices as then in effect, any breach of fiduciary duty owed to the Company, persistent or flagrant failure to follow the lawful directives of the board of directors or of the executive to whom the participant reports or conviction of a felony. Subject to the provisions of Section 9, any positive balance which is accrued with respect to any Plan Year ending on or before January 29, 2011 in the Bonus Bank or the Separate Account of a participant who retires pursuant to the Company’s retirement policy shall be payable without interest promptly after the participant’s retirement date. Any positive balance accruing with respect to Plan Years ending after January 29, 2011 in the Bonus Bank and the Separate Account

of a participant who retires pursuant to the Company’s retirement policy shall be paid out in three equal annual installments, payable without interest on or about the date when bonus payments are made for each Plan Year beginning with the payment date for the Plan Year in which the participant’s retirement is effective; provided, however, that the retired participant’s positive Bonus Bank and Separate Account balances shall be subject to reduction by the amount of any negative award with respect to the Plan Year in which the participant’s retirement is effective, calculated in accordance with Section 6 hereof, and for any negative award that would have been earned by such participant with respect to any subsequent Plan Year, assuming that he or she had remained a participant in the same business unit with the same target bonus as was applicable immediately prior to retirement.

Nothing in this Plan (including but not limited to the foregoing definition of Cause) shall in any manner alter the participant’s status as an employee at will or limit the Company’s right or ability to terminate the participant’s employment for any reason or for no reason at all. Upon termination for Cause or voluntary termination at the participant’s instance, any unpaid portion of the Bonus Bank and the Separate Account will be forfeited by the participant.

10.    Specification of Payment Date for Performance Awards.

Any awards payable under the Plan (including awards with respect to participants who die, are placed on medical leave of absence or voluntarily retire during the Plan Year), other than the amount, if any, to be credited to the Bonus Bank, will be made in cash, net of applicable withholding taxes, by the fifteenth day of the third month following the close of the Plan Year, but in no event prior to the date on which the Company’s audited financial statements for the Plan Year are reviewed by the audit committee of the Company’s board of directors. The positive Bonus Bank balance will be paid in cash, net of applicable withholding taxes, on the second and third anniversaries of the payment of the Declared Bonus to which such amounts relate, subject to reduction as provided in Article 8 hereof.

It is intended that (1) each installment of the payments provided under this Plan is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Plan, if the Company determines (i) that on the date a participant’s employment with the Company terminates or at such other time that the Company determines to be relevant, the participant is a “specified employee” (as such term is defined under Section 409A) of the Company and (ii) that any payments to be provided to the participant pursuant to this Plan are or may become subject to the additional tax under Section 409(A)(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Plan then (A) such payments shall be delayed until the date that is six months after the date of the participant’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).

11.    Plan Administration.

The Chief Executive Officer shall have final authority to interpret the provisions of the Plan. Interpretations by the Chief Executive Officer which are not patently inconsistent with the express provisions of the Plan shall be conclusive and binding on all participants and their designated beneficiaries. It is the responsibility of the Senior Vice President-Strategy & Shared Services (i) to cause each person selected to participate in the Plan to be furnished with a copy of the Plan and to be notified in writing of such selection, the applicable goals and the range of the awards for which the participant is eligible; (ii) to cause the awards to be calculated in accordance with the Plan; and (iii) except to the extent reserved to the Chief Executive Officer or the Compensation Committee hereunder, to administer the Plan consistent with its express provisions.

12.    Non‑assignability.

A participant may not at any time encumber, transfer, pledge or otherwise dispose of or alienate any present or future right or expectancy that the participant may have at any time to receive any payment under the Plan. Any present or future right or expectancy to any such payment is non-assignable and shall not be subject to execution, attachment or similar process.

13.    Miscellaneous.

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant’s employment or to change any participant’s duties and responsibilities, nor confer upon any participant the right to be selected to participate in any incentive compensation plans for future years. Neither the Chief Executive Officer, the Senior Vice President-Strategy & Shared Services, nor the Compensation Committee shall have any liability for any action taken or determination made under the Plan in good faith.

14.	Binding on Successors.

The obligations of the Company under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term Company, whenever used in the Plan, shall mean and include any such organization after the succession. If the subject matter of this Section 13 is covered by a change-in-control agreement or similar agreement which is more favorable to the participant than this Section 13, such other agreement shall govern to the extent applicable and to the extent inconsistent herewith.

15.    Definitions.

“EVA” means the economic value added to the Company during the Plan Year as determined by the net operating profit in a particular Business Unit as reflected on the Company’s books for internal reporting purposes, reduced by the cost of capital.

“Business Unit” means any of the Company’s profit centers or any combination of two or more of the profit centers, which comprise Genesco Inc.

The “Chief Executive Officer” means the president and chief executive officer of the Company.

The “Company” means Genesco Inc. and any wholly owned subsidiary of Genesco Inc.

The “Compensation Committee” means the compensation committee of the board of directors of the Company.

The “Plan” means this EVA Incentive Compensation Plan for the Plan Year.

“Plan Year” means the fiscal year of the Company.

The “Senior Vice President-Strategy & Shared Services” means the Senior Vice President-Strategy & Shared Services of Genesco Inc. or any person fulfilling the functions of such office.

The “Management Committee” means executives of the Company with a direct reporting relationship to the Chief Executive Officer.

04.24.12